Exhibit 99.1

Altria Announces New Management Structure

RICHMOND, Va. — December 15, 2010 — Altria Group, Inc. (Altria) (NYSE: MO) today announced that it has adopted a focused senior officer structure that will enhance the Company’s responsiveness to evolving regulatory and marketplace opportunities and continue to develop future leadership capability for the Company. Michael E. Szymanczyk will remain Chairman of the Board and Chief Executive Officer of Altria. Reporting to Mr. Szymanczyk will be four business areas, each led by a single executive officer:

•	Business Operations

•	Innovation, Public Affairs, Human Resources and Compliance

•	Finance and Strategic Planning and

•	Law

Effective January 1, 2011, David R. Beran will become Vice Chairman of Altria, responsible for Business Operations. Mr. Beran will be responsible for the Company meeting its business and financial goals. He will oversee the Company’s tobacco and wine businesses, along with the associated support functions.

Effective January 1, 2011, Martin J. Barrington will become Vice Chairman of Altria, responsible for Innovation, Public Affairs, Human Resources and Compliance. Mr. Barrington will be responsible for the Company’s efforts to meet its regulatory, compliance and product responsibilities. He will continue to lead the Company’s engagement with the Food & Drug Administration and other external stakeholders, and he will assume oversight of product research, development and engineering.

Effective January 1, 2011, Howard A. Willard will become Executive Vice President and Chief Financial Officer of Altria, reporting directly to Mr. Szymanczyk. In his new role, Mr. Willard will continue to lead the Company’s strategic planning and assume oversight of the financial services business of Philip Morris Capital Corporation (PMCC).

6601 West Broad Street, Richmond, VA 23230

Denise F. Keane will continue to serve as Executive Vice President and General Counsel.

The composition of the Company’s Board of Directors will remain unchanged as of January 1, 2011.

Mr. Beran currently serves as Executive Vice President and Chief Financial Officer for Altria. He has held leadership positions in finance, planning, market research, marketing and operations. He joined the Altria family of companies after graduating from the University of Virginia in 1976 and holds an MBA from the University of Richmond.

Mr. Barrington currently serves as Executive Vice President and Chief Compliance and Administrative Officer of Altria, and has responsibility for regulatory affairs, corporate affairs, government affairs and human resources. He has served as General Counsel and Senior Vice President for both Philip Morris USA Inc. (PM USA) and Philip Morris International Inc., as well as Executive Vice President of Corporate Responsibility for PM USA. He joined the Altria family of companies in 1993 after serving as a partner at the law firm of Hunton & Williams.

Mr. Willard currently serves as Executive Vice President, Strategy and Business Development for Altria. He has held leadership positions in finance, sales, information services and corporate responsibility. He joined the Altria family of companies in 1992 after working at Bain & Company and Salomon Brothers Inc. and holds an MBA from the University of Chicago.

Altria’s Profile

Altria directly or indirectly owns 100% of each of PM USA, U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle), and PMCC. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolios of Altria’s tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at www.altria.com.

Source: Altria Group, Inc.

Contact:

Clifford B. Fleet

Vice President, Investor Relations

804-484-8222

Daniel R. Murphy

Director, Investor Relations

804-484-8222

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